Exhibit 99.1

 Progenics Announces Positive Top-Line Results from Phase 2 Clinical
           Trial of MNTX in Post-Operative Bowel Dysfunction

       TARRYTOWN, N.Y.--(BUSINESS WIRE)--Jan. 20, 2005--

   Significant Improvements in Gastrointestinal Recovery Seen after
                        Major Abdominal Surgery

    Progenics Pharmaceuticals, Inc. (Nasdaq:PGNX) today announced positive top-line results from a phase 2 clinical trial of its investigational drug, methylnaltrexone (MNTX) for the management of post-operative bowel dysfunction. Patients who received MNTX following major abdominal surgery exhibited an acceleration of gastrointestinal recovery by at least one day on average compared to placebo. Significant improvements were seen in clinically important measures of gastrointestinal recovery: time to first bowel movement and discharge eligibility from the hospital. MNTX was generally well tolerated in this study, with no reports of serious adverse events related to the drug. There is currently no approved therapy for post-operative bowel dysfunction, a debilitating gastrointestinal impairment following abdominal or other major surgeries and a leading cause of prolonged patient hospital stays and increased healthcare costs.
    A total of 65 patients at eight surgical centers participated in the double-blind, randomized, placebo-controlled phase 2 trial. Subjects underwent segmental colectomies - removal of a portion of the colon - primarily due to cancer or diverticular disease. Shortly after surgery, study medication (0.3 mg/kg MNTX or placebo) was administered intravenously at six-hour intervals for a maximum of seven days. This proof-of-concept phase 2 study was designed to investigate the activity and tolerability of MNTX in the post-operative setting.

    Accelerating gastrointestinal recovery with MNTX

    The top-line analysis of data yielded the following statistical measures of improvement in gastrointestinal recovery by MNTX treatment relative to placebo:

-- Time to tolerance of first full-liquid meal (p=0.05), accelerated by 30 hours

-- Time to tolerance of first solid meal (p=0.12), accelerated by 25 hours

--  Time to first bowel movement (p=0.01), accelerated by 23 hours

-- Time to tolerance of first solid meal and first bowel movement (p=0.06), accelerated by 27 hours

--  Time to discharge eligibility (p=0.03), accelerated by 30 hours

--  Time to actual discharge (p=0.09), accelerated by 25 hours.

    Analysis of gastrointestinal recovery times were performed using Kaplan-Meier time-to-event methods, and mean values are reported above. Statistical evaluations were based on a predefined intent-to-treat analysis, using a log-rank 1-sided test, with significance testing at the 0.05 level, when MNTX treatment was compared to placebo.
    "Effective management of post-operative bowel dysfunction is a major unmet medical need, and these data suggest that MNTX offers the potential to shorten hospital stays for millions of patients who undergo major abdominal surgery each year," said Eugene R. Viscusi, M.D., Director, Acute Pain Management Service, Thomas Jefferson University and a principal investigator in the clinical trial. "Ideally, post-operative patients should not be discharged until they have return of bowel function. In my experience, there is no benefit to allowing the gastrointestinal tract to remain inactive after surgery - the earlier the bowel becomes active, recovery is accelerated and the patient can be discharged from the hospital sooner."

    MNTX generally well tolerated

    MNTX was generally well tolerated in this study. The most common adverse events reported were fever and nausea, which occurred at similar rates in the MNTX and placebo-treated groups. There were no serious adverse events related to study drug, and no patient withdrew from the study for adverse events. Overall withdrawal for all reasons was four patients in the MNTX treatment group and nine placebo subjects. Administration of the peripheral opioid receptor antagonist, MNTX, did not result in any differences in pain scores compared to placebo.
    "We are delighted that this first-ever clinical evaluation of MNTX for the management of post-operative bowel dysfunction yielded consistent improvements in medically meaningful endpoints," said Robert J. Israel, M.D., Progenics' Senior Vice President, Medical Affairs. "We are also pleased that in this modestly sized proof-of-concept phase 2 study, measures of gastrointestinal recovery clearly favored MNTX over placebo, and the drug was generally well tolerated. This clinical trial has provided the key signals of clinical activity that we were seeking before advancing into phase 3 development of MNTX in post-operative bowel dysfunction. In the coming months, we plan to complete a more in-depth analysis of the data and to meet with FDA to discuss the results."
    "A cascade of events indicating gastrointestinal recovery must occur before a patient is eligible for discharge from the hospital after surgery," explained Alton B. Kremer, M.D., Ph.D., Progenics' Vice President, Clinical Research. "Typically, post-operative patients must first tolerate a liquid diet, progress to solid food and have a bowel movement, and then they become eligible for discharge. Compared to placebo, MNTX accelerated the average gastrointestinal recovery by at least one day in this phase 2 study. Accelerating the time to a patient's first bowel movement after surgery may be the most clearly evaluable measure of gastrointestinal function and a critical gating factor that physicians use to assess discharge eligibility. Based on these results, we believe that MNTX represents an important new therapy to improve patient care and comfort as well as to reduce hospitalization costs."
    During surgery, the body releases endogenous opioids, called endorphins, that bind to opioid receptors in the gastrointestinal tract and contribute to post-operative bowel dysfunction. This condition is exacerbated by opioid pain medications that most patients receive during and after surgery. Post-operative bowel dysfunction can lead to the inability to tolerate oral liquids or solid food, nausea and vomiting, abdominal discomfort, and constipation. Because patients cannot be discharged from the hospital until gastrointestinal function returns, this debilitating condition is a leading cause of prolonged patient hospital stays and increased healthcare costs. By blocking opioid receptors within the gastrointestinal tract, MNTX is designed to treat post-operative bowel dysfunction. Pain palliation occurs when opioid pain medications such as morphine activate opioid receptors in the brain and spinal cord and block the perception of pain. Since MNTX has not been observed to cross the blood-brain barrier nor to interfere with pain relief provided by opioid medications, it has potential applications in the post operative setting.
    Progenics is developing MNTX for three different indications that correspond to three distinct dosage forms. Each form is potentially useful in clinical applications where onset of action, routes of administration, and ease of use can be tailored to fit the needs of the patient and healthcare professional. In addition to intravenous MNTX for post-operative bowel dysfunction, the Company is evaluating MNTX in the following settings:

-- In advanced medical illness (AMI), subcutaneous MNTX is being studied in two pivotal, phase 3 clinical trials in opioid-induced constipation. Top-line results from the first phase 3 study in AMI are expected in the first quarter of 2005. The second phase 3 study is expected to complete enrollment in mid-2005. Given positive results, a New Drug Application for MNTX in AMI could be submitted to the U.S. Food and Drug Administration as early as the end of 2005.

-- Progenics is developing oral MNTX for relief of opioid-induced constipation in patients with chronic pain. Phase 1 clinical studies have been completed in healthy volunteers and the Company is preparing to begin a phase 2 clinical studies.

    Company Profile

    Progenics Pharmaceuticals, Inc., of Tarrytown, NY, is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. The Company has five product candidates in clinical development and several others in preclinical development. In symptom management and supportive care, the Company is developing methylnaltrexone (MNTX) to treat the debilitating side effects of opioid-based pain relievers without interfering with pain relief. MNTX is in pivotal phase 3 clinical testing for treatment of opioid-induced constipation in patients with advanced medical illness. MNTX is also being studied for the treatment of post-operative bowel dysfunction and relief of opioid-induced constipation in patients with chronic pain. In the area of HIV infection, the Company is developing viral-entry inhibitors, including PRO 542, a genetically engineered molecule designed to selectively target and neutralize HIV (in phase 2 studies), and PRO 140, a humanized monoclonal antibody targeting the HIV coreceptor CCR5 (in phase 1 studies). In addition, the Company is conducting research on ProVax, a novel prophylactic HIV vaccine. The Company, in collaboration with Cytogen Corporation, is developing immunotherapies for prostate cancer, including a fully human monoclonal antibody directed against prostate-specific membrane antigen (PSMA), a protein found on the surface of prostate cancer cells. The Company is also developing vaccines designed to stimulate an immune response to PSMA. A recombinant PSMA vaccine is in phase 1 clinical testing. The Company is also developing a cancer vaccine, GMK, in phase 3 clinical trials for the treatment of malignant melanoma.

    DISCLOSURE NOTICE: The information contained in this document is current as of January 20, 2005. This press release contains forward-looking statements. Any statements contained herein that are not statements of historical fact may be forward-looking statements. When the Company uses the words 'anticipates,' 'plans,' 'expects' and similar expressions, it is identifying forward-looking statements. Such forward-looking statements involve risks and uncertainties which may cause the Company's actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. Such factors include, among others, the uncertainties associated with product development, the risk that clinical trials will not commence or proceed as planned, the risks and uncertainties associated with dependence upon the actions of our corporate, academic and other collaborators and of government regulatory agencies, the risk that our licenses to intellectual property may be terminated because of our failure to have satisfied performance milestones, the risk that products that appear promising in early clinical trials do not demonstrate efficacy in larger-scale clinical trials, the risk that we may not be able to manufacture commercial quantities of our products, the uncertainty of future profitability and other factors set forth more fully in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004 and other reports filed with the Securities and Exchange Commission, to which investors are referred for further information. In particular, the Company cannot assure you that any of its programs will result in a commercial product.
    Progenics does not have a policy of updating or revising forward-looking statements and assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Thus, it should not be assumed that the Company's silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

    Editor's Note:

    Additional information on Progenics is available at http://www.progenics.com

    CONTACT: Progenics Pharmaceuticals, Inc.
             Richard W. Krawiec, Ph.D., 914-789-2800
             rkrawiec@progenics.com